As filed with the Securities and Exchange Commission on July 21, 2011
Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASCENA RETAIL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	30-0641353 (I.R.S. Employer Identification No.)
30 Dunnigan Drive Suffern, New York	10901
(Address of Principal Executive Offices)	(Zip Code)

Ascena Retail Group, Inc. 2010 Stock Incentive Plan
(formerly known as The Dress Barn, Inc. 2010 Stock Incentive Plan)
(Full Title of the Plan)

David R. Jaffe President and Chief Executive Officer Ascena Retail Group, Inc. 30 Dunnigan Drive Suffern, New York 10901 (Name and Address of Agent for Service) (845) 369-4500	Copies to: Steven L. Kirshenbaum, Esq. Julie M. Allen, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 (212) 969-3000
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.01 per share	6,000,000	$33.15(2)	$198,900,000(2)	$23,092(3)

(1)
Represents the additional number of shares of common stock, par value $0.01 per share (“Common Stock”) of Ascena Retail Group, Inc. (the “Registrant”) that may be granted under the Ascena Retail Group, Inc. 2010 Stock Incentive Plan (the “Plan”), as amended and restated effective December 17, 2010 (formerly known as The Dress Barn, Inc. 2010 Stock Incentive Plan).

(2)
Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low selling prices per share of Common Stock on July 18, 2011, as reported on the Nasdaq Stock Market.

(3)
Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of an additional 6,000,000 shares of Common Stock under the Plan.  A Registration Statement on Form S-8 was previously filed by The Dress Barn, Inc. (the “Predecessor Registrant”) on November 8, 2006 (Registration No. 333-138506) (the “Prior Registration Statement”) for the existing securities under the Plan.  The Registrant, as the successor registrant to the Predecessor Registrant, adopted the Prior Registration Statement as its own registration statement in accordance with Paragraph (d) of Rule 414 of the Securities Act under Post-Effective Amendment No. 1 to the Prior Registration Statement, filed on January 14, 2011 (Registration No. 333-138506-99).

Explanatory Note

Pursuant to General Instruction E of Form S-8, the Registrant hereby makes the following statement:

This Registration Statement on Form S-8 is filed by Ascena Retail Group, Inc. (the “Registrant”) to register an additional 6,000,000 shares (the “Additional Shares”) of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) which may be awarded pursuant to the Ascena Retail Group, Inc. 2010 Stock Incentive Plan (the “Plan”).  The Plan was formerly known as The Dress Barn, Inc. 2010 Stock Incentive Plan, which was an amendment and restatement of the 2001 Plan that was approved by the Board of Directors of The Dress Barn, Inc. (the “Predecessor Registrant”) effective upon the approval of such amendment and restatement by the shareholders of the Predecessor Registrant on December 17, 2010.

On January 1, 2011, the Registrant completed its reorganization pursuant to the Agreement and Plan of Reorganization dated as of August 20, 2010 (the “Reorganization Agreement”), by and among the Registrant, the Predecessor Registrant and DB Merger Corp. (“MergerCo”).  The Reorganization Agreement provided for the merger (the “Merger”) of the Predecessor Registrant with MergerCo, with the Predecessor Registrant surviving the Merger as a wholly owned subsidiary of the Registrant, and the conversion of each share of the Predecessor Registrant’s common stock, par value $0.05 per share (“Predecessor Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, into one duly issued, fully paid and nonassessable share of Registrant Common Stock.  In addition, each outstanding option to purchase or other right to acquire shares of Predecessor Common Stock was automatically converted into an option to purchase or right to acquire, upon the same terms and conditions, an identical number of shares of Registrant Common Stock.  Pursuant to the Reorganization Agreement, immediately following the Merger, the Predecessor Registrant distributed the stock of its subsidiaries to the Registrant (the Merger and such distribution, collectively, the “Reorganization”).  As a result of the Reorganization, the Registrant now owns the Predecessor Registrant and its subsidiaries as sister subsidiaries, and the Registrant is the successor issuer to the Predecessor Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”).

Upon completion of the Reorganization, the Registrant, a Delaware corporation, replaced the Predecessor Registrant, a Connecticut corporation, as the publicly held corporation, and the holders of Predecessor Common Stock now hold the same number of shares and same ownership percentage of the Registrant as they held of the Predecessor Registrant immediately prior to the Reorganization.  As of January 3, 2011, shares of Registrant Common Stock commenced trading on the NASDAQ Global Select Market under the symbol “ASNA”.

The Additional Shares are in addition to the 12,000,000 shares of the Registrant Common Stock (the “Prior Shares”) which were previously registered by the Predecessor Registrant with respect to the Plan pursuant to the Registration Statement on Form S-8 (Registration No. 333-138506) filed by the Predecessor Registrant on November 8, 2006 (the “Prior Registration Statement”).  In connection with the Reorganization, the Prior Registration Statement was adopted by the Registrant as its own registration statement in accordance with Paragraph (d) of Rule 414 of the Securities Act under Post-Effective Amendment No. 1 to the Prior Registration Statement (Registration No. 333-138506-99), filed on January 14, 2011 (the “Post-Effective Amendment”).  The Additional Shares increase the aggregate number of shares of Registrant Common Stock that may be subject to awards under the Plan from 12,000,000 to 18,000,000.  Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement, as amended by the Post-Effective Amendment, are hereby incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents, as originally filed with the Securities and Exchange Commission (the “Commission”) by the Registrant or the Predecessor Registrant are hereby incorporated herein by reference:

(a)	the Predecessor Registrant’s Amended Annual Report on Form 10-K/A for the fiscal year ended July 31, 2010, filed with the Commission on November 10, 2010;

(b)	the Predecessor Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 30, 2010, filed with the Commission on December 9, 2010;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 29, 2011, filed with the Commission on March 10, 2011;

(d)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011, filed with the Commission on June 9, 2011;

(e)	the Predecessor Registrant’s Current Reports on Form 8-K, filed with the Commission on August 20, 2010, September 24, 2010, October 5, 2010, December 20, 2010 and January 3, 2011;

(f)	the Registrant’s Current Reports on Form 8-K, filed with the Commission on August 20, 2010, January 3, 2011, January 5, 2011 and April 5, 2011; and

(g)	the description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form S-4/A, filed November 10, 2010.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.  In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 8. Exhibits.

Exhibit No.	Description

4.1
Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Annex II to the proxy statement/prospectus included in the Registrant’s Registration Statement on Form S-4/A, filed with the Commission on November 10, 2010).

4.2
Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of the Registrant, filed with the Commission on January 3, 2011).

4.3
Bylaws of the Registrant (incorporated by reference to Annex III to the proxy statement/prospectus included in the Registrant’s Registration Statement on S-4/A, filed with the Commission on November 10, 2010).

5.1	Opinion of Proskauer Rose LLP.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suffern, State of New York on this 21st day of July, 2011.

ASCENA RETAIL GROUP, INC.

By:	/s/ David R. Jaffe
Name: David R. Jaffe
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints David R. Jaffe and Armand Correia and each of them, acting singly his or her attorney-in-fact and agent, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign a Registration Statement on Form S-8 of Ascena Retail Group, Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Title	Date

/s/ Elliot S. Jaffe	Chairman of the Board	July 21, 2011
Elliot S. Jaffe

/s/ David R. Jaffe	Director, President and Chief Executive	July 21, 2011
David R. Jaffe	Officer (Principal Executive Officer)

/s/ Armand Correia	Chief Financial Officer (Principal Financial Officer)	July 21, 2011
Armand Correia

/s/ Jay S. Levine	Senior Vice President, Chief Accounting	July 21, 2011
Jay S. Levine	Officer and Corporate Controller (Controller and Principal Accounting Officer)

/s/ Klaus Eppler	Director	July 21, 2011
Klaus Eppler

/s/ Randy L. Pearce	Director	July 21, 2011
Randy L. Pearce

/s/ John Usdan	Director	July 21, 2011
John Usdan

/s/ Kate Buggeln	Director	July 21, 2011
Kate Buggeln

/s/ Michael W. Rayden	Director	July 21, 2011
Michael W. Rayden

EXHIBIT INDEX

Exhibit No.	Description

4.1
Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Annex II to the proxy statement/prospectus included in the Registrant’s Registration Statement on Form S-4/A, filed with the Commission on November 10, 2010).

4.2
Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of the Registrant, filed with the Commission on January 3, 2011).

4.3
Bylaws of the Registrant (incorporated by reference to Annex III to the proxy statement/prospectus included in the Registrant’s Registration Statement on S-4/A, filed with the Commission on November 10, 2010).

5.1	Opinion of Proskauer Rose LLP.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).

* Filed herewith.